Exhibit 99.2

GILLA PARTNERS WITH AQUEOUS VAPOR TO DISTRIBUTE
THE DRIP FACTORY BRAND

TORONTO, CANADA – (June 30, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, announced today that the Company has partnered with Aqueous Vapor, LLC (“Aqueous Vapor”) to distribute Gilla’s leading candy flavor brand, The Drip Factory. Aqueous Vapor currently operates one of the largest retail chains in the Midwestern United States with 18 locations across Missouri, Kansas, Iowa and Arkansas.

The Drip Factory E-liquid is sold in a unique 90 ml package that includes three 30 ml unicorn bottles bundled in a clear outer tube. The trio of gummy fruit candy flavors is described as an industrial, factory-inspired set that’s made to drip. The flavors include Sweet Silos, a gummy watermelon wedge; Heavenly Haze, a white pineapple gummy bear; and Peachy Pipes, a gummy peach ring.

The Drip Factory E-liquid Collection.

The Drip Factory is now available for purchase at Aqueous Vapor retail locations and online at aqueousvapor.com.

“We are pleased to be working with Aqueous Vapor who is a well-established and recognized retail chain in the United States,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “This new partnership immediately increases the exposure of Gilla’s brands in the United States and we look forward to additional brand rollouts with Aqueous Vapor in the future.”

About Aqueous Vapor, LLC
Aqueous Vapor, LLC is a premier E-cigarette and vapor chain founded in 2013 in Columbia, Missouri which operates 18 retail locations across the Midwestern United States in Missouri, Kansas, Iowa and Arkansas. Aqueous Vapor’s boutique-style shops carry a variety of top-of-the-line nicotine delivery systems and strive to deliver exemplary customer service through their knowledgeable staff.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high terpene vape oils, pure crystalline, high performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, The Mad Alchemist™, Replicant, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com